Exhibit 16.1

July 19, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Orthodontic Centers of America, Inc. 401(k) Profit Sharing Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K dated July 19, 2005. We agree with the statements regarding our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP

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